Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO 720 566-4000
	Five Palo Alto Square 3000 El Camino Real	Reston, VA 703 456-8000
	Palo Alto, CA 94306-2155	San Diego, CA 858 550-6000
	Main 650 843-5000 Fax 650 849-7400	San Francisco, CA 415 693-2000

July 14, 2005	www.cooley.com

Nuvelo, Inc. 675 Almanor Avenue Sunnyvale, CA 94085	JOHN M. GESCHKE (650) 843-5757 jgeschke@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Nuvelo, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an additional 250,000 shares of the Company’s Common Stock, $0.001 par value, (the “Shares”) pursuant to its Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ John M. Geschke
John M. Geschke